Exhibit 99.1

The CMR Mortgage Fund II Newsletter

July 2008

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor

Commercial Real Estate Financing Since 1958

San Francisco, California 94105

Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

Dear Investors:

We told you last month that we hoped June’s newsletter would be the last one delayed and that we’d review the whither and wherefore. Done. Now to report our findings.

These newsletters customarily report portfolio transactions, financial results, explanations, and discussions. As our accounting became more sophisticated, we became able to report actual results within days of the end of the month but not always quickly enough. Particularly in the current environment, the valuation necessary to establish loss reserves can’t be completed easily (because so few comparable sales exist for these unusual properties) and each adjustment of 12/31/07 reserves affected capital balances which affects percentage returns and delays that calculation for your statements. Also, in light of current circumstances, for several months all newsletters now have required several levels of review by many of our staff and several outside attorneys and have been subject to multiple revisions. Newsletters have therefore been delayed, too.

This newsletter would be further delayed if we waited for financial results because our accounting and valuation sections have several other deadlines, most notably Fund II’s annual report to the Securities and Exchange Commission on Form 10-K by the end of this week, which will contain extensive reviews of the portfolios, results, projections, etc. (See www.SEC.gov once filed). We also expect to complete all Funds’ independently audited financial statements for 2007, finalizing the 12/31/07 values based on work concluded last month. During the same time, we intend to conduct the quarterly closing for the 2nd Quarter and a quarter-end review of valuations. Yes, we just finished a very extensive review as a result of which we are comfortable with our valuations, so we will be able to start with those values. However, we want to review our projections of the time and expense probably incurred before disposition of REOs and projected REOs. (That is, what will it cost to own, protect, sell, and possibly improve each property.).

We therefore omit financial results and statements this month in order to mail our newsletter before August. We hope to distribute your 6/30 quarterly statements and publish the Fund’s financial reports in early August when the quarterly SEC filings are done. Going forward, we plan to continue to provide regular newsletters, but will provide financial information and investor statements quarterly. You can expect your statements and financial data quarterly when we file the Form 10-Q financial statements with the Securities and Exchange Commission, which would happen ASAP but NLT 45 days after the quarter. Preliminary net income/loss allocation would continue to occur monthly. We would ask that you rely on the quarterly statements and regular filings with the SEC for the financial details.

For now, let’s summarize what happened non-financially, …

In the Month Just Passed …

Fund II closed no new loans, received no payoffs, sold one REO (see Linden below), and conducted no foreclosure sales. As already explained, we omit financial results and your individual statement in order to deliver this newsletter now. Suffice to say that redemptions and cash distributions remain suspended and are likely to remain suspended for the foreseeable future. There were, however, noteworthy developments:

The Portfolio (Loans and Real Estate Owned)

Lassen/Plumas. The bankruptcy court delayed hearing our motion to conduct our foreclosure sale from June until July 23rd in order to consider a purchase offer for the property. If the court believes the offer, they’ll give the sale a chance to close; the price is more than $12M over everything CMR Funds are owed. We should know in late July. If the court disagrees, we hope to be allowed to proceed with our foreclosure sale in late September.

Eagle Meadows. At the foreclosure sale on July 7th, a subsidiary co-owned by Fund II and the other two Funds which own the $18M loan became the owner of the Brisbane collateral. To protect that REO from the senior lienholder’s foreclosure sale scheduled for mid-July, the subsidiary holding the asset filed for bankruptcy protection. (No, only the subsidiary company will be bankrupt, not any Fund. Bankruptcy is a technique to buy time to raise cash or financing or otherwise handle a foreclosing senior lien, which is among the reasons why we take title in separate companies.)

The bank’s $25M has been paid down to $21.2M by paying a little principal each month (amortizing as a normal home mortgage does). They recently agreed to let us stop paying principal. CMR Funds hold the next senior debt on the major collateral in various combinations and are continuing our foreclosures.

Linden. Fund II sold the gas station for about $1.3 million, lending $467,000 to the buyer in junior position to a pre-existing bank loan of $527,569 to close the sale. The 33-unit Fresno apartment complex, the 20-unit Concord complex and another 16 REOs are available if you are interested. Fund II’s foreclosure sale of one of the other two properties is scheduled.

Saigon Plaza. The bankruptcies and court-ordered payments continue. A contractor has filed a lawsuit to be paid. No end in sight.

Honolulu. We have received a letter of intent (a preliminary to a purchase contract) on the property and have had a conference call with our borrowers and the potential buyers.

While we do not believe that the potential buyer has the necessary capital and financing to acquire the property, at least there is serious interest in the property at a price that would produce no loss.

Lincoln. We continue to work through the bankruptcy protecting the remaining three properties. It has been a full year since we scheduled the foreclosure sales, meaning we will need to publish Notice of Sale again (an administrative act adding about 30 days to the process).

San Marcos/Fresno. (New mention)  This loan was originally secured by 28,000 acres of ranchland in San Benito & Fresno Counties and 500 acres in San Marcos, CA. Fund II lent $19.5M on lots of land and another $19.5M behind that, then  sold the first loan to an insurance company in an arrangement by which Fund II receives 3% per annum from the senior lienholder (as long as loan payments are made on time). Our junior loan was restructured earlier this year to increase the loan amount to $24.0M and, because we could, pick up a junior lien on 100 acres outside Desert Hot Springs. That senior lien is foreclosing on Desert Hot Springs and we’re letting it go. Our LTV will still be 75% LTV without that property and after the past year’s massive drop  Fund II holds about $12.4M of the $24.0M junior to the insurance company’s $19.5M. Payments stopped after the June 1st payment, so Funds II & III began making payments for the borrower and initiated foreclosure.

Actions Taken. With no new investments and few payments received, the Fund  must depend on sales of foreclosed properties.

•                  To raise cash for us, the Manager sold two properties collateralizing the notes owed to us by the Manager. The sales were made at prices below our expectations and less than what may have been achieved in an orderly market and/or with additional time to market – at a loss on sale (borne by the Manager).  These transactions closed on April 25, 2008 and July 1, 2008 and generated cash totaling $3.56 million for us.

•                  The Manager is pursuing an assertive collection process, including timely filing of notices of default and notices of foreclosure sale (generally as soon as permitted by law or regulation) and claims against the guarantors, if any as well as preparing in advance of the foreclosure sale to re-sell any REO.

•                  The Manager is, when appropriate, negotiating forbearance (work-out) agreements requiring the borrower to perform specific actions such as catch-up plans, additional collateral, and/or listing the property for sale with brokers and on terms acceptable to us and selling the property.

•                  The Manager is negotiating actively with third-party, senior lienholders to forebear and/or reduce payments owing from the borrower.

The above actions, taken together, bolster our cash resources and improve the likelihood of our continuing operations, including our ability to meet the debt service on loans with liens senior to ours, through 2008.  As noted elsewhere, we are dependent on further loan payoffs and sales of REOs to continue operations through 2008 into 2009 - and over the longer term, including eventual resumption of redemptions.   The Manager has had certain of the collateral securing our loans (with the consent and cooperation of the borrower) and most of our REO listed with nationally recognized brokers with strong presence in the applicable local market and experience with the collateral type (e.g. land held for residential development in Hawaii or land held for commercial development in Southern California).   These brokers are diligent and committed to completing a deal, but caution against forecasting the timing and pricing of transaction in a historically low-volume market with limited credit financing available.   The dislocations and uncertainty in the capital and real estate markets have created a challenging environment which may continue through 2008 into 2009 and may necessitate further liquidations of assets at sub-optimum prices, particularly if conditions deteriorate further.

Looking Forward.

Loss reserves tell you what we don’t expect to recapture on certain loans (plus 0.5% of principal in general). In this mid-year review, we will look at our REOs and not-yet-REOs in an attempt to forecast the time needed to sell the properties that we now own and, where foreclosure sales have not yet occurred, the time it will likely take to conduct the foreclosure sales (especially if delayed by bankruptcy) and re-sell the properties. We initially projected periods of 9-12 months as the time needed to sell a property, but we want to refine those projections then adjust loss reserves for projected carrying costs and other costs involved. More may be down than up.

There are indications that land values have reached prices at which buyers are prepared to buy and sellers are prepared to sell. The sale prices have reflected deep discounts to previously stated values. If we acquire title to the underlying land collateral as a result of foreclosure, it is not our general intent to quickly sell into this depressed market and to realize potential losses or forego potential gains. We believe that holding onto land in a depressed market may allow us to realize higher prices if the economy and real estate markets, including those for land, stabilize and transaction volumes increase. Our ability to do so, however, depends on our ability to keep senior loans current, make other advances to protect our interests, and support our ongoing operations.

To reiterate:  We prefer not to sell all land REOs in this depressed market, but the need for cash causes us to do so even if today’s market values produce losses. We have to choose.

Crystal Ball Approach (for those who like quick summaries) . Unless the senior liens on Honolulu and Eagle Meadows (and maybe San Marcos/Fresno) are paid off quickly or comparable liquidity occurs, our need for cash to make their payments will continue and you should expect monthly operating losses through the end of this year that we hope to recapture next year. If the broader real estate market and/or economy continue to decline, you should expect additional loss reserves to be taken. Operating losses are reportable on

tax returns (except IRAs etc.)   Loss reserves do not affect taxes; only actual losses do – when the property is sold or the shares are redeemed.

As we prepared this newsletter, the Dow Jones Industrial Average was down 20% for the year, the federal government was taking over IndyMac Bank – the second largest bailout ever – and the potential meltdown of mortgage giants Fannie Mae and Freddie Mac is prompting talk of drastic measures. In what begins to resemble a market seen only once or twice last century; we are doing our best on your behalf. We hope, when all is done, to have produced net and average results that will please you.

As always, we deeply appreciate your trust and confidence as we work through these difficult times. We’ll continue to keep you informed.

Sincerely,

David Choo President	Craig Raymond Senior Vice President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in Fund II’s registration statement on Form 10 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of mortgage credit, and economic conditions and their effect on Fund II and its assets, trends in real estate markets in which Fund II does business, future loan payoffs, foreclosures and value recovered from property sales, estimates as to the allowance for loan losses and the valuation of real estate held for sale, Fund II’s growth and estimates of future member distributions or withdrawals, as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager and David Choo, the sole director of our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations. By making forward-looking statements, Fund II has not assumed any obligation to, and you should not expect Fund II to, update or revise those statements because of new information, future events or otherwise.